Exhibit 99.2

Contact:	Brett Perryman
Affiliated Managers Group
(617) 747-3300

Beth McGoldrick
Compton Consulting
(617) 451-2030

AMG President Sean M. Healey to Become Chief Executive Officer

on January 1, 2005

Boston, MA, October 26, 2004 — Affiliated Managers Group, Inc. (NYSE: AMG) announced that, effective January 1, 2005, Sean M. Healey, President and Chief Operating Officer, will become President and Chief Executive Officer, succeeding founder and Chairman William J. Nutt as Chief Executive Officer.  Mr. Nutt will remain Chairman.

“Sean has been an excellent partner in managing our business, and this transition of the CEO title provides formal recognition of the increasingly active role in the overall management of AMG that Sean has taken in recent years,” said Mr. Nutt.  “As Chairman, I will remain fully active in and committed to the ongoing execution of AMG’s business strategy, focusing on certain strategic initiatives, as well as maintaining and developing senior-level relationships with current and prospective Affiliates, and representing AMG in industry-wide organizations.  I look forward to continuing to work with Sean and our senior management team to strengthen and grow our business.”

“This is an exciting time to lead AMG,” said Mr. Healey.  “The business model we created has produced strong growth across a broad range of market environments, and has generated compound annual growth in Cash earnings per share of more than 20% since our initial public offering in 1997.  Looking ahead, we are very optimistic about our prospects for continued strong growth, through initiatives to expand our Affiliates’ distribution capabilities and product offerings, as well as additional investments in new Affiliates.”  Mr. Healey continued, “Bill and I have a strong partnership, and we will continue to execute AMG’s growth strategy together with the rest of AMG’s outstanding management team.”

Mr. Healey, age 43, joined AMG in 1995 as Executive Vice President and in 1999 became President and Chief Operating Officer.  He was named to the Company’s Board of Directors in May of 2001.  Prior to joining AMG, Mr. Healey worked for seven years in the Mergers and Acquisitions Department at Goldman, Sachs & Co., focusing on financial institutions.  He received a J.D. from Harvard Law School, an M.A. from University College, Dublin, and an A.B. from Harvard College.  Mr. Healey and his wife, Lt. Governor Kerry Healey, and their two children reside in Beverly, Massachusetts.

(more)

Founded in 1993, AMG is an asset management company that acquires and holds majority equity investments in a diverse group of mid-sized investment management firms.  Pro forma for its pending investment in TimesSquare Capital Management and acquisition of the Fremont Funds, AMG’s affiliated investment management firms managed approximately $109 billion in assets as of September 30, 2004.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of AMG’s Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in AMG’s Form 10-K for the year ended December 31, 2003.

###

For more information on Affiliated Managers Group, Inc.,

please visit AMG’s Web site at www.amg.com.